Exhibit 4

PATRIOT VCOC LETTER AGREEMENT

Southern States Bancshares, Inc.
615 Quintard Avenue

Anniston, Alabama 36201

December 27, 2016

Patriot Financial Partners II, L.P.
Cira Centre

2929 Arch Street, Floor 27

Philadelphia, PA 19104-2868

Dear Sir/Madam:

Reference is made to the Stock Purchase Agreement, dated as of December 27, 2016 (the “Agreement”), by and among Southern States Bancshares, Inc., an Alabama corporation (the “Corporation”), Patriot Financial Partners II, L.P. a Delaware limited partnership (the “VCOC Investor”), and the other purchasers that are party thereto, pursuant to which VCOC Investor has agreed to purchase from the Corporation shares of its voting common stock, $5.00 par value per share (the “Common Stock”), and shares of its Convertible Perpetual Preferred Stock, Series B, $0.01 par value per share (the “Series B Preferred Stock”). Capitalized terms used herein without definition shall have the respective meanings in the Agreement.

For good and valuable consideration acknowledged to have been received, the Corporation hereby agrees that for so long as the VCOC Investor, directly or through one or more Affiliates, continues to hold any shares of Common Stock, Series B Preferred Stock, or Non-Voting Common Stock (or other securities of the Corporation into which such shares of Common Stock, Series B Preferred Stock, or Non-Voting Common Stock may be converted or for which such shares of Common Stock, Series B Preferred Stock, or Non-Voting Common Stock may be exchanged), the Corporation shall:

Provide the VCOC Investor or an individual designated by the VCOC Investor with the governance rights set forth in Section 4.17 of the Agreement and subject to the requirements of Section 4.17;

Without limitation or prejudice of any the rights provided to the VCOC Investor under the Agreement or any other agreement or otherwise, provide the VCOC Investor or an individual designated by the VCOC Investor with:

(i)       the right to visit and inspect any of the offices and properties of the Corporation and its subsidiary and inspect the books and records of the Corporation and its subsidiary, at such times as the VCOC Investor shall reasonably request upon three (3) business days’ notice but not more frequently than once per calendar year, provided, however, that such rights shall not extend to confidential bank supervisory communications, customer financial records or other “exempt records” as defined by 12 C.F.R. Part 309, or reports of examination of any national or state chartered insured bank, which information may only be disclosed by the Corporation or its subsidiary of the Corporation in accordance with the provisions and subject to the limitations of applicable law or regulation;

(ii)            consolidated balance sheets and statements of income and cash flows of the Corporation and its subsidiary prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis (A) as of the end of each quarter of each fiscal year as soon as practicable after preparation thereof but in no event later than ninety (90) days after the end of such quarter, and (B) with respect to each fiscal year end statement, as soon as practicable after preparation thereof but in no event later than one hundred twenty (120) days after the end of such fiscal year and together with an auditor’s report thereon of a firm of established national reputation; and

(iii)          to the extent the Corporation or its subsidiary is required by law or pursuant to the terms of any outstanding indebtedness of the Corporation or its subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or otherwise, actually prepared by the Corporation or its subsidiary as soon as available; provided that, in each case, if the Corporation makes the information described in clauses (ii) and (iii) of this bullet point available through public filings on the EDGAR system or any successor or replacement system of the U.S. Securities and Exchange Commission, the delivery of the information shall be deemed satisfied by such public filings.

Make appropriate officers and directors of the Corporation and its subsidiary available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative, but not more frequently than once per calendar year, with respect to matters relating to the business and affairs of the Corporation and its subsidiary;

To the extent consistent with applicable law and so long as Patriot does not have a representative or observer on the Corporation’s board of directors, inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including, without limitation, extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the articles of incorporation, bylaws and other organization documents of the Corporation or its subsidiary, and to provide the VCOC Investor or its designated representative with the right to consult with the Corporation and its subsidiary with respect to such actions; provided that such consultation rights shall be limited to once per calendar quarter; provided further that the VCOC Investor is aware that it may receive material non-public information about the Corporation, and the VCOC Investor agrees that it is aware of and shall comply with the federal and state securities laws that restrict any Person who has material, non-public information about a company from purchasing or selling securities of the company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities; and provide the VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Corporation as a “venture capital investment” for purposes of the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d)(3)(i) (the “Plan Asset Regulation”), and cooperate in good faith with the VCOC Investor to amend this letter agreement to reflect such other rights that are mutually satisfactory to the Corporation and the VCOC Investor and consistent with the Federal Reserve Policy Statement on Equity Investments in Banks and Bank Holding Companies, provided that such consultation rights shall be limited to once per calendar quarter.

The Corporation agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Corporation.

The VCOC Investor agrees, and will require each designated representative of the VCOC Investor to agree, to hold in confidence and not use or disclose to any third party (other than its legal counsel and accountants) any confidential information provided to or learned by such party in connection with the VCOC Investor’s rights under this letter agreement except as may otherwise be required by law or legal, judicial or regulatory process, provided that the VCOC Investor takes commercially reasonable steps to minimize the extent of any such required disclosure.

In the event the VCOC Investor transfers all or any portion of its investment in the Corporation to an affiliated entity (or to a direct or indirect wholly-owned conduit subsidiary of any such affiliated entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such affiliated entity shall be afforded the same rights that the Corporation has afforded to the VCOC Investor hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder.

The rights of the VCOC Investor under this letter agreement are unique to the VCOC Investor and shall not be assignable or transferrable other than to an affiliated entity that is intended to qualify as a venture capital operating company under the Plan Asset Regulation.

This letter agreement and the rights and the duties of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of New York and may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SOUTHERN STATES BANCSHARES, INC,

By:	/s/ Stephen W. Whatley
Name:	Stephen W. Whatley
Title:	Chairman, President and CEO

Agreed and acknowledged as of the date first above written:

PATRIOT FINANCIAL PARTNERS II, L.P.

By:	/s/ James J. Lynch
Name:	James J. Lynch
Title:	Managing Partner

PATRIOT FINANCIAL PARTNERS PARALLEL II, L.P.

By:	/s/ James J. Lynch
Name:	James J. Lynch
Title:	Managing Partner

[Signature Page to Patriot VCOC Letter Agreement]